CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby cnosent to the use of our report included in this registration statement and to the incorporation by reference in this registration statement of our report dated June 23, 2000 included in Internet VIP, Inc.'s Form 10-KSB for the year ended February 29, 2000 and to all references to our Firm included in this registration statement.

/s/Arthur Andersen, LLP

New York, New York
November 6, 2000